SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2006

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24690 (Commission File No.)	91-1407411 (IRS Employer Identification No.)

5041 68th Street SE Caledonia, Michigan (Address of Principal Executive Offices)	49316 (Zip Code)

616-233-6680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective November 21, 2006, Steven W. Olmstead was appointed Chief Executive Officer of Clarion Technologies, Inc. Mr. Olmstead, 53, has served as a Director of the Company since April 2002. Mr. Olmstead was employed as a certified public accountant for nine years by Arthur Young & Company, focusing primarily on audit services. In 1985, Mr. Olmstead became the Vice President of Finance and Treasurer and a member of the board of directors of Indian Head Industries, Inc., a manufacturer of interior trim and engine sealing components for the automobile industry and of brake system components for the heavy duty truck industry with six plants, including operations in Canada and Europe, with annual revenues of approximately $110 million. In 1993, Mr. Olmstead became a partner in a management consulting practice specializing in turnaround management of financially troubled businesses. Since 1997, Mr. Olmstead has operated as a self-employed consultant serving in numerous capacities for several companies, including interim president and chief executive officer and chief operating officer. Mr. Olmstead received an MBA from The University of Michigan with emphasis in finance and accounting and a BBA from Western Michigan University in finance and economics. Mr. Olmstead has also provided consulting services to the Company relating to financial restructuring and operations.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 27, 2006	CLARION TECHNOLOGIES, INC. By: /s/ William Beckman —————————————— William Beckman President